Exhibit 1

Safe Bulkers, Inc. Announces the Closing of its Public Offering and Private Placement of Series B Preferred Shares

Athens, Greece, June 13, 2013 — Safe Bulkers, Inc. (the “Company”) (NYSE: SB), an international provider of marine drybulk transportation services, announced today the closing of its previously announced public offering (the “Public Offering”) of 800,000 shares of its 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (the “Series B Preferred Shares”) at a price of $25.00 per share. The Company also announced today the closing of its previously announced private placement of 800,000 shares of its Series B Preferred Shares to Chalkoessa Maritime Inc., an entity associated with its chief executive officer, Polys Hajioannou, at the public offering price (the “Private Placement”).

The aggregate gross proceeds from the Public Offering and the Private Placement, before the underwriting discount and other offering expenses, were $40,000,000.

The Company also granted the underwriters a 30-day option to purchase up to an additional 120,000 shares of the Series B Preferred Shares.

The Company plans to use the net proceeds of the Public Offering and Private Placement for vessel acquisitions, capital expenditures and for other general corporate purposes, which may include the repayment of indebtedness.

Incapital LLC and DNB Markets, Inc. are acting as joint book-runners and Evercore Partners is acting as co-manager of the Public Offering, which was made under an effective shelf registration statement.

The final prospectus supplement and accompanying base prospectus relating to the Public Offering and Private Placement have been filed with the Securities and Exchange Commission (“SEC”) and are available at the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus relating to the Public Offering may also be obtained from Incapital LLC, 200 S. Wacker Drive, Suite 3700, Chicago, IL 60606, attention: DCM Prospectus Department, email: prospectus_requests@incapital.com, or DNB Markets, Inc., 200 Park Avenue, 31st Floor, New York, NY 10166, telephone: (212) 551-9814.

About Safe Bulkers, Inc.

The Company is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest users of such services. The Company's common stock is listed on the NYSE, where it trades under the symbol “SB”.  The Company’s current fleet consists of 26 drybulk vessels, all built 2003 onwards, and the Company has contracted to acquire eight additional drybulk newbuild vessels to be delivered at various dates through 2015.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Exchange Act of 1933, as amended, and in the Section 21E of the Securities Act of 1934, as amended) concerning future events, the Company’s growth strategy and measures to implement such strategy, including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the demand for drybulk vessels, competitive factors in the market in which the Company operates, risks associated with operations outside the United States and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For further information please contact:

Company Contact:
Dr. Loukas Barmparis
President
Safe Bulkers, Inc.
Athens, Greece
Tel.: +30 (210) 899-4980
Fax: +30 (210) 895-4159
E-Mail: directors@safebulkers.com

Investor Relations / Media Contact:
Nicolas Bornozis, President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, N.Y. 10169
Tel.: (212) 661-7566
Fax: (212) 661-7526
E-Mail: safebulkers@capitallink.com